Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Aaron’s, Inc. 2015 Equity and Incentive Plan filed on or about May 7, 2015 of our reports dated March 2, 2015 with respect to the consolidated financial statements of Aaron’s, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Aaron’s, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 7, 2015